Exhibit 10.19

INDEPENDENT GENERAL AGENT AGREEMENT

THIS INDEPENDENT AGENT AGREEMENT (this “Agreement”), is made effective as of September 1, 2009, by and between American Life & Security Corp., a Nebraska corporation (the “Company”), and Great American Marketing, Inc. (the “Independent Agent”).

WHEREAS, the Company desires to engage and retain the services of the Independent Agent, and the Independent Agent desires to perform certain services for the Company, in each case on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.             Basis of this Agreement.  This Agreement is between the Company, which is in the business of the sale of life insurance and related insurance products, and the Independent Agent, who is duly licensed to sell such life insurance and related insurance products. The Company desires to retain the services of the Independent Agent, and the Independent Agent desires to be retained by the Company, as an independent contractor to assist the Company in selling and placing products and generating associated premiums solely in the State of Nebraska on the terms and conditions set forth herein.

2.             Obligations of the Independent Agent.

(a)           The Independent Agent agrees to use his or her best efforts to cause sub- independent Agents to sell and place insurance products and generate associated premiums for the Company in the State of Nebraska to the extent it is appropriate and suitable for the prospective insured. Independent Agent is not expected to write business directly.

(b)           The Independent Agent shall be licensed as a life insurance agent in the State of Nebraska and appointed by the Company as a representative.

(c)            The Independent Agent shall comply with all applicable laws, rules and regulations relating to his or her obligations hereunder.

(d)           The Independent Agent shall at all times act 111 an ethical, competent and professional manner.

(e)            The Independent Agent shall transmit to the Company all applications, amendments, correspondence, premiums collected and any other information required in the processing of business each day or otherwise requested or required by the Company.

(f)            The Company may provide the Independent Agent with leads, scripts, training, marketing materials and support, database support to facilitate the Independent Agent’s performance under this Agreement.

(g)            Independent Agent shall be responsible for the cost of all incentive programs, contests, prizes and awards given to or for sub-agents subject to the prior review and approval by the Company.

(h)           The Independent Agent shall be responsible for all recrmtmg efforts for the Company, subject to the approval of methods and advertising by the Company. Furthermore, Independent Agent shall conduct training schools, subject to approval by the Company for sub-agents.

3.             Compensation.

(a)           The Independent Agent shall be compensated for premiums generated by sub- agents in accordance with the Company’s commission schedule in effect from time to time (the “Commission Schedule”). A copy of the Company’s Commission Schedule as of the date of this Agreement is attached hereto as Exhibit A and incorporated by reference herein. The Independent Agent acknowledges and agrees that the Company may unilaterally amend, modify, supplement or replace the Commission Schedule at any time by providing the Independent Agent with notice thereof.

(b)           Independent Agent shall not be eligible for Advancement of Commissions.

(c)            The Independent Agent agrees that, if any application or part thereof is rejected or any policy canceled, and the Company has returned any premium paid thereon, of if any reduction in premium occurs, the Independent Agent’s compensation on the amount returned or credited to the policyholder shall be charged to the Independent Agent and the Independent Agent shall owe such sum to the Company to the extent previously paid or advanced pursuant to the Advancement Policy. Any sum owed by the Independent Agent pursuant to this Section 3(c) may be deducted from commission payments and other amounts due from the Company to the Independent Agent.

(d)           The Independent Agent shall not be entitled to any benefits, coverage, or privileges, including, without limitation, social security, unemployment, medical, or pension payments, made available to employees of the Company.

(e)            Except as otherwise required by law, no income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of the Independent Agent for any payment under this Agreement. The Independent Agent agrees to be responsible for all taxes and similar payments arising out of any of his or her activities contemplated by this Agreement, including, without limitation, federal, state, and local income tax, social security tax (FICA), self-employment taxes, unemployment insurance taxes, and all other taxes, fees, and withholding. The Company shall not be obligated to pay to the Independent Agent any amounts hereunder until the Independent Agent shall provide to the Company the Independent Agent’s federal tax identification number and any other necessary information required by the Company to comply with applicable tax and other laws.

4.             Term.     The term of this Agreement shall commence on the date of this Agreement and shall continue until terminated by either party pursuant to Section 5.

5.             Termination.

(a)           This Agreement shall terminate automatically upon the Independent Agent’s bankruptcy or insolvency or if the Independent Agent’s license to act as an insurance agent is suspended, revoked or canceled.

(b)           The Company may terminate this Agreement at any time, with or without cause, effective immediately upon the delivery of written notice thereof to the Independent Agent.

(c)            The Independent Agent may terminate this Agreement at any time upon ten (10) days’ prior written notice to the Company.

6.             Effect of Termination.

(a)           In the event that this Agreement is terminated by the Company for cause, or if this Agreement terminates automatically because the Independent Agent’s license to act as an insurance agent is suspended, revoked or canceled, the Independent Agent will forfeit all commissions, whether earned or unearned, due and owing to the Independent Agent under this Agreement.

(b)           In the event that this Agreement is terminated other than by the Company for cause, the Company shall pay to the Independent Agent all compensation earned but not yet paid as of the effective date of termination. The Independent Agent shall only be vested with respect to commissions on premiums and renewal premiums that have not been received by the Company on the effective date of termination to the extent provided in the Commission Schedule.

(c)            Notwithstanding termination of this Agreement as provided in this Section 6, the rights and obligations of the Independent Agent and the Company under Sections I 0, 12, 15 and 16 shall survive termination.

7.             Limitation on the Independent Agent’s Authority.  The Independent Agent has no authority: (i) to extend the time of payment of any premium; (ii) to settle claims or make underwriting decisions; (iii) to make, modify or discharge the Company’s contracts or policies; (iv) to alter, waive or forfeit any of the Company’s rights, requirements or conditions in any contracts or policies; or (v) to of the wise obligate the Company in any way, except as stated in this Agreement or as authorized by the Company in writing

8.             No Obligation to Accept or Process Applications.  No provision of this Agreement shall be deemed to obligate the Company to accept or process any policy application. The Company retains the unequivocal right to deny, reject or refuse to process any policy for any lawful reason or purpose.

9.             Ownership of Marketing Materials.  The Independent Agent acknowledges and agrees that all marketing materials provided by the Company to the Independent Agent during the term of this Agreement are, and shall remain, the sole and exclusive property of the Company. Upon termination of this Agreement, and at any other time upon request by the Company, the Independent Agent shall promptly return and deliver to the Company all such marketing materials then in the possession of the Independent Agent.

10.          Proprietary Information.

(a)           For purposes of this Agreement, “Proprietary Information” shall mean all proprietary information (whether or not patentable and whether or not copyrightable) used or useful in the business of the Company and its subsidiaries and affiliates, including without limitation all information owned, possessed, or used by the Company, including, without limitation, any customer information, product information, investor information, vendor information, agent information, trade secret, process, research, report, data, know-how, business plan, forecast, financial statement, budget, license, marketing materials, employee list, independent contractor list and agent list that is communicated to, learned of, developed, or othe1wise acquired by the Independent Agent in the course of performing services pursuant to this Agreement.

(b)           The Independent Agent acknowledges that his or her relationship with the Company is one of high trust and confidence and that in the course of providing services to the Company he or she will have access to and contact with Proprietary Information. The Independent Agent agrees that he or she will not, during the tenn of this Agreement or at any time thereafter, disclose to others, or use for his or her benefit or the benefit of others, any Proprietary Information.

(c)            The Independent Agent’s obligations under this Section 10 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Independent Agent of this Section I 0, (ii) is disclosed to Independent Agent by a third party unaffiliated with the Company who is not subject to an obligation of confidentiality to the Company, or (iii) is approved for release by written authorization of the Company.

(d)           Upon termination of this Agreement, and at any other time upon request by the Company, the Independent Agent shall promptly deliver to the Company all records, files, memoranda, notes, data, reports, customer lists, investor lists, prospective investor lists, vendor lists, plans, computer files, marketing materials and other documents and materials (and all copies or reproductions of such documents and materials) containing or based upon Proprietary Information.

II.            Notice of Appointment With Other Companies.  The Independent Agent agrees that he or she shall notify the Company within 3 days of his/her appointment to represent another insurance company.

12.          Non-Solicitation.

(a)           As a material part of this Agreement, and as m1 inducement for the Company to engage and retain the Independent Agent for the performance of services hereunder, the Independent Agent agrees that, during the term of this Agreement and for a period of one (1) year thereafter (the “Non-Solicitation Period”), he or she will not solicit, directly or indirectly, any of the Company’s existing or prospective clients, customers, investors, or accounts for any business or entity competing with the Company if such existing or prospective client, customer, investor, or account is one with whom the Independent Agent actually did business and had direct personal contact in performing services for the Company pursuant to this Agreement.

(b)           The Independent Agent will, during the Non-Solicitation Period, within ten days after accepting any employment, consulting engagement, engagement as an independent contractor, partnership, or other association, advise the Company of the identity of the new employer, client, partner, or other person with whom the Independent Agent has become associated. The Company may serve notice upon each such person that the Independent Agent is bound by the terms of this Agreement, including without limitation Sections 1 0 and 12 of this Agreement, and may furnish each such person with a copy of this Agreement or relevant portions thereof.

13.          Financial Responsibility.  Independent Agent agrees to assume financial responsibility for any other Independent Agent that may contract with the Company as a direct result of Independent Agent’s actions. In exchange for assuming said responsibility, with shall include guarantying any and all sums that recruit may owe the Company, Independent Agent shall be entitled to an overriding commission on the personal production of said recruit so long as Independent Agent is entitle to pursuant to the provisions of this agreement.

14.          Vesting.  Upon attainment of Independent Agent’s fifth anniversary with the Company, he/she shall be vested for a like period of time to receive renewal commissions as provided hereunder pursuant to Exhibit “A”. For each additional year of contract service, Independent Agent shall receive an additional year of vesting until his/her tenth contract anniversary, at which time he/she shall be vested for life.

15.          Wrongful Use of Company’s Name.  After termination of this Agreement, the Independent Agent shall not indicate on any stationery, business card, advertising, or other business materials that he or she is, or was, formerly an independent agent of the Company or of any division, subsidiary, or affiliate of the Company, except in the bona fide submission of resumes and the filling out of applications in the course of seeking employment, without the prior written consent of the Company.

16.          Independent Contractor Status.  The Independent Agent and the Company understand and intend that the Independent Agent shall perform all services under this Agreement as an independent contractor and not as an employee of the Company. Subject to the terms of this Agreement, the manner of and means by which the Independent Agent executes and performs his or her obligations hereunder are to be determined by the Independent Agent in his or her reasonable discretion. The Independent Agent is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner, unless, in each case, the Independent Agent shall receive the prior written approval of the Company to so assume, obligate, or bind the Company. In performing the services to be provided under this Agreement, the Independent Agent shall comply in all respects with all legal requirements, including without limitation all federal and state statutes, rules, and regulations, applicable to the performance of such services, and the Independent Agent shall indemnify, defend, and hold harmless the Company from and against any liability arising from or related to Independent Agent’s failure to comply with such legal requirements.

17.          Existing Agreements.  The Company and the Independent Agent agree that this Agreement shall in all respects replace any existing agreements or arrangements related to the provision of services by the Independent Agent to the Company. The Independent Agent hereby releases, acquits, and forever discharges the Company of and from any and all liability, claims, demands, obligations, actions, causes of action and damages of any kind or nature whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, past, present, or future, arising out of or relating in any way to such prior agreements or arrangements.

18.          Injunction.  In view of the Independent Agent’s access to Proprietary Information granted hereunder, and in consideration of the compensation set forth in Section 2 hereof and in consideration of the value of such property to the Company, the Independent Agent acknowledges that the covenants set fo1th in Sections 10, II, 12 and 13, are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the Company, including without limitation the Company’s goodwill, and that the enforcement thereof would not prevent the Independent Agent from earning a livelihood. In the event of a breach or threatened breach by the Independent Agent of any such covenant, the Independent Agent acknowledges that the Company would be irreparably harmed and that the full extent of injury resulting therefrom would be impossible to calculate and Company therefore would not have an adequate remedy at law. Accordingly, the Independent Agent acknowledges that temporary and permanent injunctive relief would be appropriate remedies against such breach or threatened breach, without bond or security; provided, that nothing herein shall be construed as limiting any other legal or equitable remedies the Company might have.

19.          Notices.  All notices, requests and consents hereunder shall be in writing. Notices, requests and consents to the parties shall be effectively given and delivered if personally delivered or sent to the parties at their respective addresses indicated herein by registered or certified mail, postage prepaid, or by reputable overnight mail courier service:

If to the Company:	If to the Independent Agent:

American Life & Security Corp.	Great American Marketing, Inc.
8101 “0” Street, Suite 101	12401 Yankee Hill Road

Lincoln, NE 6851 0	Bennet, Nebraska
Attenion: President

Either party, by notice to the other party in accordance with this Section 19, may from time to time change the proper address for any such notice, request, or consent.

20.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

21.          Amendment.  Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by both the Company and the Independent Agent.

22.          Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Nebraska without giving effect to any choice or conflicts of law provisions or principles (whether in the State of Nebraska or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nebraska.

23.          Assignment.  This Agreement is personal to the Independent Agent and may not be assigned by the Independent Agent, and the services hereunder may not be delegated by the Independent Agent, without the prior written consent of the Company, which consent may be provided or withheld by the Company in its sole discretion. This Agreement may be assigned by the Company to any party with the prior written consent of the Independent Agent, which consent shall not be unreasonably withheld, and the assignee shall be entitled to enforce against the Independent Agent the covenants of the Independent Agent contained in Sections 10, II, 12 and 13. The Independent Agent further agrees to execute, for the benefit of any proposed assignee, a document acknowledging the agreement of the Independent Agent to: (a) be bound by the covenants contained in Sections I 0, II, 12 and 13 subsequent to any proposed assignment; and (b) consent to the enforcement of such covenants by such assignee against the Independent Agent.

24.          Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

25.          Severability.  In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

AMERICAN LIFE & SECURITY CORP.

By:	/S/ Mark Oliver

Name:	Mark Oliver

Title:	President / CEO

INDEPENDENT AGENT

Great American Marketing Inc.

By:	/S/ Travis Meyer

Name:	Travis Meyer

Title:	President/CEO/Owner

EXHIBIT A

CURRENT COMMISSION SCHEDULE

General Agent

The following first year and renewal commissions shall be subject to the rules of the Independent Agent Agreement.

Level	First Year Commission	Renewal Commission
General Agent	14%	0.0%
Agency Director	5%	0.5%
State Director	6%	0.75%
Executive Sales Director	8%	1.00%
District Manager	6%	0.75%
Direct Partner	2%	0.0%
Field Representative	42%	4%

All commissions referenced shall be paid upon the receipt of the premium by the Company. The First Year and Renewal Commissions reflect the Commission and/or overwrite payable to this respective level only. Overwriting Commissions shall be paid only on business written within the respective agent’s hierarchy.

Executed this 1st day of September, 2009

/S/ Mark Oliver	/S/ Travis Meyer
Company Representative	Independent Agent

EXHIBITB

CURRENT ADVANCEMENT POLICY

NOT APPLICABLE

No advance shall be made on sales to immediate family members. For the purpose of this section, immediate family members shall include spouse, children, parents and grandparents. The only product on which advance commissions may be paid is the American Accumulator (Form Any advancement of commissions hereunder shall be based only upon the base premium (premium payable exclusive of extra ratings). All advances paid hereunder shall be taxable income to Independent Agent when advanced.

On annual and semi annual premium business, the Company shall advance to Independent Agent 50% of the commission payable to the Field Representative up to a maximum of $300 per policy upon submission of the application. There will be no advancement of commission on policies written on a monthly premium mode. If the Company does not receive evidence of delivery of a policy in the form of a signed delivery receipt within 30 days of issuance, the advance shall be charged back to the Field Representative’s agent account. Any not-taken policy or a policy declined during the free look period shall result in a charge back of the advance. There shall be no advancement of any override commissions.

Should a policy lapse for any reason during the first policy year, commissions shall be charged back to the Field Representative and any other Independent Agent who received overriding commissions on the case. Such charge back shall be based on a per month proration.

Should the Company deem it necessary to charge back commissions and the Independent Agent not be active at the date of the charge back, the amount due to the Company shall be recovered in the following manner: I) any commissions due and payable on pending business shall be liened and/or seized to the extent there are amounts due the Company; and 2) any and all commissions payable on renewal business shall be liened and/or seized to the extent there are amounts due the Company.

In the event the Field Representative has no pending business, nor any renewal commissions due, the amount due the Company shall be charged against each manager in the agent’s hierarchy proportionately.